Exhibit (a)(2)

STERLING CAPITAL FUNDS

(Formerly, the BB&T Funds)

AMENDMENT NO. 1 TO

THE AMENDED AND RESTATED AGREEMENT AND

DECLARATION OF TRUST DATED FEBRUARY 1, 2011

April 5, 2016

The undersigned, being at least a majority of the Trustees of Sterling Capital Funds (the “Trust”), hereby amend the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, in accordance with Section 7 of Article IX of the Declaration of Trust, as follows:

1.     Section 9 of Article IX of the Declaration of Trust is hereby deleted in its entirety and replaced with the following language:

“The principal office for this Trust is located at 3605 Glenwood Avenue, Suite 100, Raleigh, North Carolina 27612.”

2.     Section 10 of Article IX of the Declaration of Trust is hereby deleted in its entirety and replaced with the following language:

“The Trustees are located at 3605 Glenwood Avenue, Suite 100, Raleigh, North Carolina 27612.”

The foregoing amendment shall be effective as of the time it is filed with the Secretary of State of the Commonwealth of Massachusetts.

[THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the day and year first above written.

/s/ Drew T. Kagan Drew T. Kagan	/s/ Laura C. Bingham Laura C. Bingham
/s/ Alexander W. McAlister Alexander W. McAlister	/s/ Alan G. Priest Alan G. Priest
/s/ James L. Roberts James L. Roberts	/s/ Douglas R. Van Scoy Douglas R. Van Scoy

Signature page to the Amendment to the Declaration of Trust